Exhibit 99.1

Astrotech Corporation 201 West 5th Street, Suite 1275 Austin, Texas 78701 o: 512.485.9530 | f: 512.485.9531 www.astrotechcorp.com

ASTROTECH Announces 1-for-5 Reverse Stock Split

Austin, Texas - October 13, 2017 - Astrotech Corporation (NASDAQ: ASTC) today announced a 1-for-5 reverse split of its outstanding shares of common stock that will take effect at 6:30am EDT on Monday, October 16, 2017. Astrotech's common stock will open for trading on the NASDAQ Capital Market on such date on a split-adjusted basis under the existing trading symbol "ASTC".
The reverse stock split was approved by the board of directors of the Company on October 12, 2017 and is intended to increase the per share trading price of the Company's common stock to enable the Company to satisfy the minimum bid price requirement for continued listing on the NASDAQ Capital Market.
The 1-for-5 reverse stock split will automatically convert five current shares of Astrotech's common stock into one new share of common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of the Company's common stock will receive a cash payment in lieu thereof at a price equal to that fraction to which the shareholder would otherwise be entitled multiplied by the closing price of the Company's common stock on the NASDAQ Capital Market on October 13, 2017. The reverse split will reduce the number of shares of outstanding common stock from approximately 22.5 million shares to approximately 4.5 million shares. The number of authorized shares of common stock will also be reduced from 75 million shares to 15 million shares. Proportional adjustments also will be made to the exercise prices of the Company's outstanding stock options, and to the number of shares issued and issuable under the Company's stock incentive plans.
American Stock Transfer & Trust Company (“American”) will act as the exchange agent for the reverse stock split. Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, American will send instructions for exchanging those certificates for shares held electronically in book-entry form or for new certificates, in either case representing the post-split number of shares.
In connection with the reverse stock split, the Company's CUSIP number will change to 046484200 as of October 16, 2017.
About Astrotech Corporation
Astrotech Corporation (NASDAQ: ASTC) is an innovative science and technology company that invents, acquires, and commercializes technological innovations sourced from research institutions, laboratories, universities, and internally, and then funds, manages, and builds proprietary, scalable start-up companies for profitable divestiture to market leaders to maximize shareholder value. Sourced from Oak Ridge Laboratory’s chemical analyzer research, 1st Detect develops, manufactures, and sells chemical analyzers for use in the security, defense, healthcare, food and beverage, and environmental markets. Sourced from decades of image research from the laboratories of IBM and Kodak, Astral Images sells film-to-digital image enhancement, defect removal and color correction software, and post processing services providing economically feasible conversion of television and feature 35mm and 16mm films to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format necessary for the new generation of digital distribution. Sourced from NASA’s extensive microgravity research, Astrogenetix is applying

Exhibit 99.1

a fast-track, on-orbit discovery platform using the International Space Station to develop vaccines and other therapeutics. Demonstrating its entrepreneurial strategy, Astrotech management sold its state-of-the-art satellite servicing operations to Lockheed Martin in August 2014. Astrotech has operations throughout Texas and is headquartered in Austin. For information, please visit www.astrotechcorp.com.
This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530
IR Contact Cathy Mattison, LHA Investor Relations, (415) 433-3777, ir@astrotechcorp.com